Exhibit 10.5

MASTER SERVICES AGREEMENT

Between Holtec International (“Holtec”) and Mariner Strategic Investments, LLC (“MSI”)

Effective Date: January 1, 2026

1. Purpose and Background

1.1 Corporate Separation

Holtec and MSI (each a “Party”) enter into this Master Services Agreement (“Agreement”) to define the terms under which each organization will provide certain services and resources to the other in connection with and following the formal separation of MSI from Holtec.

1.2 MSI Personnel Transition and MSI Support to Holtec

As part of the separation, MSI will offer employment to the four (4) Holtec employees set forth on Annex A (the “MSI Personnel”) effective as of 12:01 am on the Effective Date. Such offers of employment will provide for the same compensation and benefits that the MSI Personnel were receiving from Holtec immediately prior to the Effective Date. Although primarily dedicated to MSI operations, the MSI Personnel will continue to provide certain Services to Holtec as mutually agreed and further described herein.

1.3 Holtec Support to MSI

Following the separation, the Parties agree that the twelve (12) Holtec employees set forth on Annex B and certain other personnel as mutually agreed between the parties (collectively, the “Holtec Support Personnel”) will be made available to provide certain Services to MSI as mutually agreed and further described herein.

2. Definitions

•	“Services” refers to professional, technical, administrative, or operational support provided by one Party to the other.

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“Shared Services” includes payroll administration, benefits administration (including 401(k) plan and welfare plan participation), office space, IT/network support, cybersecurity, and related administrative support.

•	“Cross-Charges” refers to financial settlement mechanisms through which one Party invoices the other.

3. Employment and Personnel Structure

3.1 MSI Personnel Supporting Holtec

The MSI Personnel will be made available to support certain Holtec functions from time to time as defined in mutually agreed statements of work (SOWs). Holtec will pay for such Services through Cross-Charges.

3.2 Holtec Personnel Supporting MSI

The Holtec Support Personnel will be made available to support MSI on an ad-hoc or scheduled basis. MSI will pay Holtec for such Services through Cross-Charges.

3.3 Management and Direction

Personnel performing cross-functional duties at all times shall remain employees of their originating organizations (i.e., MSI Personnel shall at all times remain MSI employees and Holtec Support Personnel shall at all times remain Holtec employees), although the receiving Party shall direct such personnel in the nature, manner, progress, details, and methods of operations in which the Services are to be provided.

4. Shared Services Provided by Holtec

Holtec shall provide, and/or cause to be provided, to MSI the Shared Services during the term of this Agreement. The Shared Services shall be provided in good faith, in accordance (in all material respects) with all applicable laws, and at substantially similar service levels and standards with respect to such Shared Services as such were provided immediately prior to the Effective Date. MSI shall provide Holtec with all information that is reasonably necessary for Holtec to provide the Shared Services.

6. Tracking of Shared Services and Services Provided by Shared Personnel

MSI will maintain auditable records of all time spent by MSI Personnel providing Services to Holtec. Holtec will maintain auditable records of Holtec Support Personnel time spent providing services to MSI and all Shared Services provided by Holtec to MSI. Each Party shall provide the other Party with a quarterly report of such time and Services provided.

7. Financial Terms and Cross-Charge Methodology

7.1 Quarterly Settlement

Cross-charges will be calculated by the providing Party on a quarterly basis each calendar quarter based on Services and Shared Services provided during the preceding quarter.

7.2 Invoicing

Invoices will be delivered within thirty (30) days following the end of each calendar quarter and will be payable within thirty (30) days following receipt thereof..

7.3 Fees

Cross-charges for the Services will include the allocable portion (based on total hours spent providing the Services over total hours worked during the calendar quester) of the MSI Personnel’s or Holtec Support Personnel’s, as applicable:

•	Total compensation, including but not limited to wages, overtime wages, sick leave, vacation, and bonuses or other incentive compensation;

•	All employment taxes payable for such personnel;

•	The employer’s cost of employee benefits;

•	The cost of any insurance, including worker’s compensation coverage; and

•	All other employment-related liabilities incurred.

Cross-charges for the Shared Services will include an amount equal to the actual cost incurred in providing such services.

8. Term and Termination

This Agreement will become effective on the Effective Date and will remain in force until either Party provides not less than 90 days’ advance written notice of termination. All outstanding Cross-charges for Services or Shared Services provided through the date of termination shall be reconciled upon termination.

9. Confidentiality

Both Parties will maintain confidentiality of all business, personnel, financial, and technical information provided under this Agreement and will comply with all applicable laws, including data privacy requirements in providing the Services and the Shared Services hereunder.

10. Independent Contractor Relationship

Nothing in this Agreement creates a partnership or employment relationship between either Party or the personnel of one Party and the other.

11. Liability and Indemnification

Each Party releases and indemnifies the other for claims, losses or damages arising from its own or its personnel’s actions in providing the Services and the Shared Services, as applicable, except where such claim, loss or damage is caused by the negligence, misconduct or fraud of the other Party.

12. Governing Law

This Agreement shall be governed by the laws of the State of New Jersey without regard to conflicts or choice of laws principles.

13. Amendments; Entire Agreement

If any part of this Agreement is held by a court of competent jurisdiction to be ineffective, the remainder of the Agreement shall continue in full force and effect. This Agreement constitutes the entire agreement of the Parties with respect to its subject matter and supersedes all other agreements, statements, representatives or writings prior to the date of execution of this Agreement with respect to its subject matter. This Agreement may be amended only by a writing signed by the officers of each of the Parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers.

Holtec International

By:	/s/ KRISHNA P. SINGH
Name:	KRISHNA P. SINGH
Title:	CEO
Date:	06 - Jan - 2026

Mariner Strategic Investments, LLC

By:	/s/ Shubhra Amy Singh
Name:	Shubhra Amy Singh
Title:	President
Date:	01/01/2026

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